Exhibit 4
                                 AMENDMENT NO. 1

                         Dated as of September 25, 1997

                                 to that certain

                           REVOLVING CREDIT AGREEMENT

             This AMENDMENT NO. 1 (the "Amendment"), is made as of September 25, 1997, by and among UNITED STATES CELLULAR CORPORATION (the "Borrower"), a Delaware corporation having its principal place of business at 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, the financial institutions listed on Schedule 1.1(a) to the Credit Agreement (as defined below) (the
"Banks"), BANKBOSTON, N.A., as administrative agent for the Banks (the "Administrative Agent"), TORONTO DOMINION (TEXAS), INC., as documentation agent for the Banks, and BANKBOSTON, N.A. and TORONTO DOMINION (TEXAS), INC., as managing Agents.

             NOW, THEREFORE, the parties hereto hereby agree as follows:

         Section 1.    Amendment of Credit Agreement.
                       ------------------------------
                  (a) Section 1.1 on page 7 of the Credit Agreement defining "Notes" referencing section 2.9(c) is hereby amended by substituting therefor the following reference: "2.9(e)".

                  (b) The last sentence in section 2.9 on page 13 of the Credit Agreement is hereby amended by substituting therefor the page 13 annexed hereto.

                  (c) Section 21(b) on page 47 of the Credit Agreement is hereby amended by substituting therefor the page 47 annexed hereto.

         Section 2.    Effectiveness.
                       --------------
         This Amendment shall take effect when the Borrower and each of the Banks shall have executed and delivered to the Agent this Amendment.

         Section 3.    Substitution.
                       -------------
        Each of the Borrower and the Banks, individually, is directed hereby to replace pages 13 and 47 of the Credit Agreement with the pages 13 and 47 annexed hereto respectively.

         Section 4.    Miscellaneous Provisions.
                       -------------------------
                  (a) Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Credit Agreement shall continue in full force and effect. This Amendment and the Credit Agreement shall be read and construed as one instrument.






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                  (b) THIS  AMENDMENT IS INTENDED TO TAKE EFFECT AS AN AGREEMENT
UNDER SEAL AND SHALL BE CONSTRUED ACCORDING TO AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

             IN WITNESS WHEREOF, the parties hereto have executed this Amendment as an agreement under seal of the date first written above.

                                            UNITED STATES CELLULAR CORPORATION


                                                /s/   Kenneth R. Meyers
                                            By: --------------------------------
                                                Name:
                                                Title:



                                            BANKBOSTON,  N.A., individually,  as
                                            administrative   agent  and  as  Co-
                                            Agent


                                                /s/   Julie Jalelian
                                            By: --------------------------------
                                                Name:
                                                Title



                                            TORONTO  DOMINION   (TEXAS),   INC.,
                                            individually, as documentation agent
                                            and as Co- Agent


                                                /s/   Neva Nesbitt
                                            By: --------------------------------
                                                Name:
                                                Title






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Notwithstanding  any other  provisions of this  Agreement and in addition to the limit set forth above, at no time shall (a) the aggregate principal amount of all outstanding Swing Line Loans plus the aggregate principal amount of all Revolving Credit Loans outstanding exceed the Total Commitment then in effect or
(b) the sum of the aggregate outstanding Swing Line Loans plus all outstanding Revolving Credit Loans made by BankBoston exceed BankBoston's Commitment Percentage of the Total Commitment then in effect.

             (b) Notice of Borrowing. When the Borrower desires the Swing Line Bank to make a Swing Line Loan, it shall send to the Administrative Agent and the Swing Line Bank a Loan Request, which shall set forth the principal amount of the proposed Swing Line Loan and the date on which the proposed Swing Line Loan would mature (the "Swing Line Loan Maturity Date"), which shall in no event be later than the Maturity Date. Each such Loan Request must be received by the Swing Line Bank not later than 12:00 p.m. (Boston time) on the date of the proposed borrowing. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to borrow the Swing Line Loan from the Swing Line Bank on the proposed Drawdown Date thereof. Upon satisfaction of the applicable conditions set forth in this Agreement, on the proposed Drawdown Date the Swing Line Bank shall make the Swing Line Loan available to the Borrower no later than 3:00 p.m. (Boston time) on the proposed Drawdown Date by crediting the amount of the Swing Line Loan to the Borrower's account maintained with LaSalle National Bank, Chicago, ABA #071-000-505, Account #22-2813-9 in the name of United States Cellular Corporation; provided that the Swing Line Bank shall not advance any Swing Line Loans after it has received notice from any Bank or the Administrative Agent that a Default or Event of Default has occurred and stating that no new Swing Line Loans are to be made until such Default or Event of Default has been cured or waived in accordance with the provisions of this Credit Agreement. The Swing Line Bank shall not be obligated to make any Swing Line Loans at any time when any Bank is a Delinquent Bank unless the Swing Line Bank has entered into arrangements satisfactory to it to eliminate the Swing Line Bank's risk with respect to such Delinquent Bank, including by cash collateralizing such Delinquent Bank's Commitment Percentage of the outstanding Swing Line Loans and any such additional Swing Line Loans to be made.

             (c) Interest on Swing Line Loans. The outstanding amount of each Swing Line Loan shall bear interest from the Drawdown Date thereof until repaid in full at the rate per annum equal to the Base Rate from time to time in effect less one-half of one percent (0.50%), except as otherwise provided in section 3.11, and shall be paid quarterly in arrears on the last day of each calendar quarter.

             (d)  Repayment of Swing Line Loans.  The Borrower  shall repay each outstanding Swing Line Loan on or prior to the Swing Line Loan Maturity Date relating thereto. Upon notice by the Swing Line Bank on any Business Day (whether before or on the Maturity Date), each of the Banks hereby agrees to make payments to the Administrative Agent, for the account of the Swing Line Bank, on the next succeeding Business Day following such notice, in an amount equal to such Bank's Commitment Percentage of the aggregate amount of all Swing Line Loans outstanding. The parties hereto agree that such payments made to the Administrative Agent for the pro rata account of the Swing Line Bank shall constitute Revolving Credit Loans made to the Borrower hereunder, except that such Loans shall bear interest from the date of such payment to the Administrative Agent until repaid in full at the per annum rate equal to the Base Rate from time to time in effect less one-half of one percent (0.50%), except as otherwise provided for in section 3.11. The proceeds thereof shall be applied directly to the Swing Line Bank to repay the Swing Line Bank for such outstanding Swing Line Loans. Each Bank hereby absolutely, unconditionally and irrevocably agrees to make such Revolving Credit Loans upon one







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








In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

             Section 20. ENTIRE AGREEMENT, ETC. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in section 22.

             Section 21. WAIVER OF JURY TRIAL. The Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. The Borrower (a) certifies that no representative, agent or attorney of any Bank or the Administrative Agent has represented, expressly or otherwise, that such Bank or the Administrative Agent would not, in the event of litigation see to enforce the foregoing waivers and
(b) acknowledges that the Banks have been induced to enter into this Credit Agreement and the other Loan Documents by, among other things, the Borrower's waivers and certifications contained herein.

             Section 22. CONSENTS, AMENDMENTS, WAIVERS, ETC. Except as otherwise expressly provided in this Credit Agreement, any consent or approval required or permitted by this Credit Agreement to be given by the Banks may be given, and any term of this Credit Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Credit Agreement or such other instrument or the continuance of any Default or Even of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, (I) the term and the amount of the Commitments of the Banks may not be changed, (ii) the rate of interest on the Loans and the amount of the Facility Fee hereunder may not be decreased,
(iii) the terms of Section 2.9 may not be changed without the written consent of the Swing Line Bank and the Majority Banks, and (iv) the terms of this Section 22 may not be changed without the written consent of the Borrower and the written consent of each of the Banks; the definition of Majority Banks or the number of Banks required for any consent or approval hereunder may not be amended without the written consent of each of the Banks; and Section 11 may not be amended without the written consent of each of the Agents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of any Bank or Agent in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

             Section 23. FCC APPROVAL. Notwithstanding anything to the contrary contained in this Credit Agreement or in the other Loan Documents, neither the Administrative Agent nor any Bank will take any action pursuant to this Agreement or any of the other Loan Documents which would constitute or result in a change in control of the Borrower or any of its Subsidiaries requiring the prior approval of the FCC without first obtaining such prior approval of the FCC. After the occurrence of an Event of Default, the Borrower shall take or cause to be taken any action which the Administrative Agent may reasonably request in order to obtain from the FCC such approval as may be necessary to enable the Administrative Agent to exercise and enjoy the full rights and benefits granted to the Administrative Agent, for the benefit of the Banks and the Agents, by this Credit Agreement or any of the other Loan Documents, including, at the Borrower's cost and expense, the use of the Borrower's







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